Exhibit 10.59

March 2, 2021

Ms. Bonnie R. Brooks

Dear Bonnie:

Per the approval of the Human Resources Compensation and Benefits Committee of the Board of Directors on February 22, 2021, your offer letter dated July 18, 2019, as amended April 24, 2020 (your “Amended Offer Letter”) is hereby amended effective as of February 22, 2021, to provide that you are eligible to receive equity awards in your role as Executive Chair.

All other aspects of your compensation and benefits remain the same as outlined in your Amended Offer Letter.

Please indicate your acceptance of the above by signing below and returning to my attention.

Sincerely,

/s/ Kristin Gwinner

Kristin Gwinner
EVP, CHRO
Chico’s FAS, Inc.

Accepted By:     /s/ Bonnie R. Brooks
    Bonnie R. Brooks

Date:         March 8, 2021